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                                                                      EXHIBIT 11

                BRUSH ENGINEERED MATERIALS INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS

                                             SECOND QUARTER ENDED          SIX MONTHS ENDED
                                           -------------------------   -------------------------
                                             JUN 28        JUN 29        JUN 28        JUN 29
                                              2002          2001          2002          2001
                                           -----------   -----------   -----------   -----------
Basic:
  Average shares outstanding.............   16,556,439    16,508,248    16,555,553    16,487,575
                                           ===========   ===========   ===========   ===========
  Net income.............................  $(2,049,000)  $ 1,275,000   $(5,883,000)  $ 7,481,000
  Per share amount.......................  $     (0.12)  $      0.08   $     (0.36)  $      0.45
                                           ===========   ===========   ===========   ===========
Diluted:
  Average shares outstanding.............   16,558,192    16,508,248    16,556,319    16,487,575
  Dilutive stock options based on the
     treasury stock method using average
     market price........................           --       182,690            --       195,997
                                           -----------   -----------   -----------   -----------
       Totals............................   16,558,192    16,690,938    16,556,319    16,683,572
                                           ===========   ===========   ===========   ===========
  Net income.............................  $(2,049,000)  $ 1,275,000   $(5,883,000)  $ 7,481,000
  Per share amount.......................  $     (0.12)  $      0.08   $     (0.36)  $      0.45
                                           ===========   ===========   ===========   ===========